UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 25, 2013

ENERGY FOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24230	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road
Solon, Ohio		44139
(Address of principal executive offices)		(Zip Code)

(440) 715-1300

(Registrant’s telephone number,
including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets

Effective November 25, 2013, Energy Focus, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with S.R. Smith, LLC (“Buyer”), pursuant to which it sold its pool products business to the Buyer for a cash purchase price of $5.2 million. The Company previously announced its entry into negotiations related to the sale on November 13, 2013.

Under the terms of the Agreement, the Company sold substantially all of the assets associated with the pool products business and Buyer assumed certain related liabilities, including the Company’s facility in Pleasanton, California. The purchase price is subject to adjustment based on the working capital of the Company at closing. The Agreement contains representations, warranties and covenants of the Company and Buyer and prohibits the Company from competing with Buyer in the pool business for a period of five years following the closing. The Agreement also provides for an escrow of $500,000 of the purchase price to secure customary indemnification obligations with respect to the representations, warranties and covenants of such parties and other obligations of the Company under the Agreement. The Company and Buyer have also agreed to.

A portion of the purchase price was used to pay the lender under the Company’s credit facility in order to remove liens on the purchased assets. The Company’s availability under the facility will be adjusted to reflect its borrowing base based on the Company’s assets after the transaction.

The Company has agreed to provide Buyer with certain specified transition services to allow for the efficient transition of the business to Buyer.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is included as Exhibit 2.01 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

2.01 Asset Purchase Agreement, dated November 25, 2013, by and between Energy Focus, Inc. and S.R. Smith, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2013

ENERGY FOCUS, INC.
By: /s/ Frank Lamanna
Name: Frank Lamanna
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.01	Asset Purchase Agreement, dated November 25, 2013, by and between Energy Focus, Inc. and S.R. Smith, LLC.

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